UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Form 8-K
____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2026

Oil States International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-16337	76-0476605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002

Registrant’s telephone number, including area code: (713) 652-0582

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	OIS	New York Stock Exchange
NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On January 28, 2026, Oil States International, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Cash Flow Credit Agreement”) among the Company, Wells Fargo Bank, National Association as administrative agent and the lenders and other financial institutions from time to time party thereto. The Cash Flow Credit Agreement amends and restates in its entirety the Asset-based Credit Agreement, dated as of February 10, 2021 (as amended modified, restated or supplemented prior to the date hereof), among the Company, Wells Fargo Bank, National Association as administrative agent and the lenders and other financial institutions from time to time party thereto. The Cash Flow Credit Agreement provides for credit facilities with total commitments of $125.0 million, consisting of a $75.0 million revolving credit facility including a $40.0 million sub-limit for the issuance of letters of credit (the “ Revolving Credit Facility”) and a $50.0 million multi-draw term loan facility (the “Term Loan Credit Facility”, and together with the Revolving Credit Facility, the “Cash Flow Credit Facilities”), which shall be available through July 28, 2026, with each credit facility maturing on January 28, 2030. Commitments under the Revolving Credit Facility may be increased, at the Company’s option and under certain conditions, by up to an additional $50.0 million in the aggregate.
Borrowings under the Cash Flow Credit Agreement bear interest at a rate equal to Term SOFR (a periodic fixed rate based on the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York) plus a margin of 2.50% to 3.50%, or at a base rate plus a margin of 1.50% to 2.50%, in each case based on total net leverage ratio (as defined below). The Company must also pay a commitment fee of 0.375% to 0.500% per annum, based on unused commitments under the Cash Flow Credit Facilities. The outstanding obligations under the Cash Flow Credit Agreement are secured by a pledge of substantially all of the Company’s and the guarantors’ assets located in the United States and the stock of certain foreign subsidiaries.
The Cash Flow Credit Agreement contains customary and other conditions to funding that are set forth in the Cash Flow Credit Agreement and places restrictions on the Company’s ability to incur additional indebtedness, grant liens on assets, pay dividends and make distributions on equity interests, dispose of assets, make investments, repay other indebtedness, engage in mergers, and other matters, in each case, subject to certain exceptions. The Cash Flow Credit Agreement contains customary default provisions, which, if triggered, could result in acceleration of all amounts then outstanding. The Cash Flow Credit Agreement also requires the Company to satisfy and maintain an interest coverage ratio, defined as the ratio of Consolidated EBITDA to Consolidated Interest Expense, of not less than 3.00 to 1.00 and a total net leverage ratio, defined as the ratio of total net debt to Consolidated EBITDA, of no more than 2.50 to 1.00, provided that under certain circumstances that maintenance requirement shall be for a total net leverage ratio of no more than 3.25 to 1.00, subject to the Company being required to satisfy and maintain a senior secured net leverage ratio, defined as the ratio of senior secured net debt to Consolidated EBITDA, of no more than 2.00 to 1.00. Capitalized terms used in this paragraph are used as defined in the Cash Flow Credit Agreement.
The foregoing description of the Cash Flow Credit Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Cash Flow Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this report is hereby incorporated into this Item 2.03 by reference.
Item 7.01 Regulation FD Disclosure.
On January 28, 2026, the Company issued a press release announcing the entry into a Cash Flow Credit Agreement further described in Item 1.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1
Cash Flow Credit Agreement, dated as of January 28, 2026, among Oil States International, Inc., as Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association as Agent.

99.1	Press release dated January 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL STATES INTERNATIONAL, INC.
(Registrant)

Date:	January 28, 2026	By:	/s/ LLOYD A. HAJDIK
Lloyd A. Hajdik
Executive Vice President, Chief Financial Officer & Treasurer